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                                                                    Exhibit 99.1

          OSI PHARMACEUTICALS SIGNS AGREEMENT TO ACQUIRE CELL PATHWAYS;

           OSI GAINS ADDITIONAL ANTI-CANCER PLATFORM IN APOPTOSIS AND
                  THE MARKETED CANCER CARE PRODUCT GELCLAIR-TM-



MELVILLE, N.Y., Feb 10, 2003 (BUSINESS WIRE) -- OSI Pharmaceuticals, Inc. (NASDAQ: OSIP) announced today that it has signed a merger agreement whereby OSI has agreed to acquire Cell Pathways, Inc. (NASDAQ: CLPA) via a stock-for-stock merger valued at approximately $32 million.

OSI will exchange .0567 shares of OSI for every share of Cell Pathways upon closing of the transaction, which is subject to Cell Pathways stockholder approval and is estimated to occur by late Spring 2003. Based on OSI's most recent closing share price, this represents $0.80 per share, a 58% premium to Cell Pathways' last closing price. OSI will also provide additional consideration in the form of a five-year contingent value right (CVR) through which each share of Cell Pathways may be eligible for an additional .040 shares of OSI in the event of a filing of an NDA (or new drug application) for either of Cell Pathways' two leading clinical candidates, Aptosyn(R) (exisulind) or CP461. Lazard Freres & Co. LLC served as the financial advisor on this transaction to OSI.

"We believe this transaction represents a win-win for the shareholders of both OSI and Cell Pathways. It also continues our progress toward establishing a commercial presence and expanding our pipeline in oncology," stated Colin Goddard, Ph.D., Chief Executive Officer of the Company. "We have identified apoptosis as one of the most important areas of investigation in cancer research today. We believe the Cell Pathways platform represents an innovative and credible approach to the discovery and development of pro-apoptotic anti-cancer drugs. We are convinced that OSI's financial resources and deep clinical and regulatory expertise provide the best vehicle to draw out the value we believe to be inherent in these assets. Further, in Gelclair(TM) we are adding to our portfolio a recently launched marketed product that provides much needed pain relief to cancer patients suffering from oral mucositis. We believe this product has the potential to be grown into a valuable niche product for OSI."

Cell Pathways, based in Horsham, Pennsylvania, is a development stage biotechnology company based upon an innovative platform approach to the discovery and development of small molecule drugs designed to selectively induce apoptosis, or programmed cell death, in pre-cancerous and cancerous cells. Cell Pathways has two drug candidates in clinical development: Aptosyn(R), which is currently in Phase III trials in combination with Taxotere(R) for the treatment of advanced non-small cell lung cancer, and CP461, a more potent, second-generation molecule that is currently being evaluated in dose ranging Phase I studies and a series of exploratory Phase II studies in chronic lymphocytic leukemia, renal cell carcinoma and prostate cancer. In addition, CP461 is being evaluated in a Phase II study for inflammatory bowel disease where there has been encouraging initial indications of activity in the form of symptom improvement and a remission. In addition to the apoptosis platform, Cell Pathways has licensed North American rights to Gelclair(TM), an FDA approved product for the treatment of pain associated with oral mucositis, a debilitating side effect often seen in cancer patients undergoing radiation treatment and chemotherapy. As of December 31, 2002 Cell Pathways had approximately $11 million in cash on their balance sheet. OSI currently estimates that the cash impact of the deal will be approximately $25-30 million as OSI assimilates these assets, including $8-12 million to complete the ongoing Aptosyn(R) Phase III trial.




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Product Profile

Gelclair(TM)

Gelclair(TM) is a bioadherent oral gel that provides rapid and durable oral pain relief. Gelclair(TM) provides a protective adherent barrier over the surface of the mouth and throat, thereby shielding and soothing the exposed and sensitized nerves. Gelclair(TM) contains several mucoadherent and lubricating agents including polyvinylpyrrolidone (PVP) and sodium hyaluronate (HA), a viscous fluid that occurs naturally in the body.

Gelclair(TM) is indicated for the management and relief of pain by adhering to the mucosal surface of the mouth, soothing oral lesions of various etiologies. These indications include oral mucositis/stomatitis (which may be caused by chemotherapy and/or radiotherapy), irritation due to oral surgery and traumatic ulcers caused by braces, ill-fitting dentures or disease. Gelclair(TM) is also indicated for treatment of diffuse aphthous ulcers.

It is estimated that approximately 300,000 cancer patients in the U.S. suffer from oral mucositis associated with cancer treatment. The Company believes that Gelclair(TM) could be widely used by oncology patients suffering from chemotherapy or radiotherapy induced mucositis, as well as any other patient with mucosal oral lesions. The Company estimates that the product has the potential to grow to an annual net revenue stream in excess of $25 million per year to OSI over the next 5 years.

Gelclair(TM) is currently sold to cancer patients in the U.S. through a co-promote agreement between Cell Pathways and Celgene Inc. and to dental care providers in an agreement with the John O. Butler Company. OSI intends to expand its marketing presence in oncology around these agreements, but has no immediate plans to establish a sales force for this product alone.

Technical Background

Apoptosis Platform

CP461 and Aptosyn(R) are cGMP phosphodiesterase (cGMP-PDEs) 1,2 and 5 inhibitors. PDE2 and 5 are abundantly expressed in many tumor cells. Cell Pathways has built a platform of technologies around the putative pathway by which these molecules elicit a pro-apoptotic effect. This pathway has been recently characterized in published research from a collaboration between Cell Pathways and the laboratory of Professor I. Bernard Weinstein at Columbia University. Broad spectrum inhibition of cGMP phosphodiesterases has been shown to lead to elevation in cGMP levels and the sustained activation of Protein-Kinase G (PKG). This in turn directly phosphorylates MEKK1 leading to activation of the N-terminal cJun Kinase (JNK-1) pathway, a known pro-apoptotic signaling pathway. In addition to CP461 and Aptosyn(R), Cell Pathways has developed a library of back-up compounds to these clinical candidates and established a comprehensive intellectual property estate in the field.

CP461

CP461 is approximately 100 times more potent than the more advanced development candidate, Aptosyn(R), and more strongly activates the JNK-1 signaling pathway. This initiates pro-apoptotic activity in the broad spectrum of cancer cells with minimal effects on non-cancerous cells. In addition, CP461 has demonstrated single-agent anti-tumor activity in animal models as well as activity in combination with chemotherapy. Phase I and Phase II studies are currently underway with a view to optimizing dose and exploring initial activity in a number of cancer indications (chronic lymphocytic leukemia, renal cell carcinoma and prostate cancer) as well as inflammatory bowel disease. Encouraging symptom improvement as well as one case of complete remission have been seen in the initial 13 patients currently treated in the ongoing inflammatory bowel disease Phase II trial. In addition, preliminary data suggest that


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higher doses than the ones currently tested in Phase II could be tolerated by patients giving the opportunity to further enhance the activity of this compound. Given the increased potency of this agent versus Aptosyn(R) and the broad potential applicability of the pro-apoptotic approach in the treatment of human cancer, OSI views the CP461 clinical program as a strong addition to its clinical pipeline.

Aptosyn(R)

Aptosyn(R) is the prototype clinical candidate for the therapeutic approach which was initially developed by Cell Pathways for the prevention and treatment of pre-cancerous colonic polyps. It is currently being tested in a 600 patient randomized Phase III trial in combination with Taxotere(R) for the treatment of advanced non-small cell lung cancer patients. Survival is the primary end-point in this study. Earlier pre-clinical studies conducted in Dr. Paul Bunn's Laboratory at University of Colorado Cancer Center had shown anti-cancer activity of this combination in an orthotopic lung cancer model in rat.

Conference Call Information

OSI will host a conference call today, February 10th, at 8:00 A.M. Eastern Time. To access the live call or the seven-day archive via the Internet, log on to www.osip.com. Please connect to OSI's website at least 15 minutes prior to the conference call to ensure adequate time for any software download that may be needed to view the webcast. Alternatively, please call 1-800-360-9865 (U.S.) or 1-973-694-6836 (international) to listen to the call. Telephone replay is available approximately two hours after the call through February 17, 2003. To access the replay, please call 1-800-428-6051 (U.S.) or 1-973-709-2089
(international). The conference ID number is 285665.

OSI Pharmaceuticals, Inc. is a leading biotechnology company focused on the discovery, development and commercialization of high-quality, next-generation oncology products that both extend and improve the quality-of-life for cancer patients worldwide. The Company has a balanced pipeline of oncology drug candidates that includes both next-generation cytotoxic agents and novel mechanism-based, gene-targeted therapeutics. The Company's most advanced drug candidate, Tarceva(TM) (erlotinib HCl), a small-molecule inhibitor of the EGFR gene, is currently in Phase III clinical trials for lung and pancreatic cancers.

This news release contains forward-looking statements. These statements are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. Factors that might cause such a difference include, among others, the ability of Cell Pathways to obtain shareholder approval, delays in completing the merger, difficulties in integrating the businesses of OSI and Cell Pathways, costs related to the merger, the impact of acquisitions and divestitures on the synergies of the Company's programs, the success of research and development activities and of pre-clinical development thereof, the completion of clinical trials, the FDA review process and other governmental regulation, the Company's and pharmaceutical collaborators' abilities to successfully develop and commercialize drug candidates, competition from other pharmaceutical companies, product pricing and third party reimbursement, and other factors described in OSI Pharmaceuticals' filings with the Securities and Exchange Commission.

Additional Information About the Merger and Where to Find It

In connection with the proposed merger, OSI will file with the Securities and Exchange Commission (SEC) a registration statement on Form S-4. The registration statement will include a proxy statement of Cell Pathways for a meeting of its stockholders to consider and vote upon the proposed merger. The registration statement will also serve as a prospectus of OSI with respect to the shares of OSI to be distributed to stockholders of Cell Pathways in the proposed transaction. OSI and Cell Pathways will file the proxy statement/prospectus with the SEC as soon as practicable. INVESTORS AND SECURITY HOLDERS ARE URGED TO CAREFULLY READ THE PROXY STATEMENT/PROSPECTUS REGARDING THE PROPOSED MERGER TRANSACTION, WHEN IT BECOMES AVAILABLE, AND ANY OTHER DOCUMENTS FILED WITH THE SEC, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT OSI, CELL PATHWAYS, THE MERGER AND RELATED MATTERS.


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Investors and security holders will be able to obtain a free copy of the proxy statement/prospectus (when it is available) and other documents filed by OSI at the SEC's web site at http://www.sec.gov. In addition, you may obtain documents filed with the SEC by OSI free of charge by requesting them in writing from OSI Pharmaceuticals, Inc., 58 South Service Road, Suite 110, Melville, New York 11747, Attention: Investor Relations, telephone: (631) 962-2000.

OSI, Cell Pathways, their respective officers and directors and certain other members of management or employees may be deemed to be participants in the solicitation of proxies from stockholders of Cell Pathways with respect to the transactions contemplated by the merger agreement. A description of any interests that OSI's or Cell Pathways' directors and executive officers have in the proposed merger will be available in the proxy statement/prospectus when it becomes available.

This press release is not an offer to purchase shares of Cell Pathways, nor is it an offer to sell shares of OSI's common stock, which may be issued in any proposed merger with Cell Pathways. Any issuance of OSI common stock in any proposed merger with Cell Pathways must be registered under the Securities Act of 1933, as amended, and such OSI common stock would be offered only by means of a prospectus complying with such act.

CONTACT: OSI Pharmaceuticals, Inc. Investor & Public Relations: Kathy Galante 631/962-2000 or Burns McClellan Investors: Jonathan M. Nugent Media: Kathy Jones, Ph.D. 212/213-0006


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